Exhibit 99.1

FOR IMMEDIATE RELEASE

DEL GLOBAL TECHNOLOGIES REPORTS FISCAL 2008 FIRST QUARTER FINANCIAL RESULTS

Q1 FY 2008 Highlights Versus Q1 FY 2007
●	Net sales up 38.5% to $26.7 million
●	Net income increased to $1.1 million
●	Diluted earnings per share of $0.04

Franklin Park, IL – December 7, 2007 -- Del Global Technologies Corp. (OTCBB: DGTC) (“Del Global” or “the Company”) today announced financial results for its fiscal 2008 first quarter ended October 27, 2007.

Consolidated net sales for the first quarter of fiscal 2008 rose 38.5% to $26.7 million from $19.3 million in the first quarter of fiscal 2007, due to higher sales at the Medical Systems Group.  Net sales at the Medical Systems Group rose 44.9% to $24.1 million from the comparable prior year period, due to increased international sales and strong equipment sales to the dental market.  Sales at the Power Conversion Group (“RFI”) during the first quarter of fiscal 2008 were $2.6 million, roughly equal to sales in the same period last year.

Consolidated gross margin improved to 24.1% of sales during the first quarter of fiscal 2008 from 20.8% of sales in the first quarter of fiscal 2007, due to the impact of higher sales volume and better plant utilization.  Gross margin at the Medical Systems Group during the first quarter of fiscal 2008 rose to 22.7% from 19.0% in the prior year’s first quarter. Gross margin at RFI increased to 36.5% in the fiscal 2008 first quarter from 31.9% in the same fiscal 2007 first quarter.

Total operating expenses declined to 15.8% of net sales from 19.6% of net sales in the same period one year ago.  Selling, general and administrative expenses for the first quarter of fiscal 2008 declined as a percentage of net sales to 14.0% from 17.3% of net sales in the prior year’s first quarter, the result of higher sales and operating efficiencies derived from an improved cost structure.  Research and development expenses in the first quarter of fiscal 2008 rose by approximately $0.1 million, reflecting Del Global’s continued investment in new product development.

Operating income for the first quarter of fiscal 2008 rose more than 9-fold to $2.2 million from $0.2 million in the comparable period last year.  Operating income at the Medical Systems Group rose to $2.2 million from $0.6 million in the first quarter of fiscal 2007.  RFI generated operating income of $0.4 million as compared to $0.3 million in the same period one year ago.  Unallocated corporate expenses for the first quarter of fiscal 2008 totaled $0.4 million as compared to $0.7 million in the same period last year.

Net income in the first quarter of fiscal 2008 improved by $1.6 million to $1.1 million, or $0.04 per diluted share, from a net loss of $0.5 million, or $0.04 per diluted share.  For the first quarter of fiscal 2008,  there were approximately 24.7 million weighted average common shares outstanding (“shares outstanding”) as compared to 11.6 million shares outstanding in the first quarter of fiscal 2007.  The increase in shares outstanding was due primarily to the impact of shares issued in connection with Del Global’s Rights Offering, which was completed on March 12, 2007.  The Company sold approximately 12.0 million shares of its common stock at $1.05 per share, generating total net proceeds of $12.4 million.

Del Global Technologies Corp.
December 7, 2007

BACKLOG

Consolidated backlog at October 27, 2007 was $25.7 million as compared to $28.4 million at July 28, 2007.  Backlog at the Medical Systems Group decreased $2.4 million due to a decline in international bookings, the result of the winding down of a long-term contract with an international customer and, to a lesser extent, seasonality in Europe.  Backlog at RFI declined $0.3 million to $6.3 million from levels at the beginning of the fiscal year.  Substantially all of the backlog should result in shipments within the next 12 to 15 months.

FINANCIAL CONDITION

Del Global’s balance sheet at October 27, 2007 reflected working capital of $26.7 million, which included $5.9 million of cash and cash equivalents.  As of October 27, 2007, Del Global did not have any outstanding borrowings under its U.S. or Italian revolving credit facilities.   In the aggregate, Del Global had approximately $20.6 million of borrowing availability under its domestic and Italian revolving credit facilities.

COMMENTS

James A. Risher, Del Global’s President and Chief Executive Officer commented, “We are very pleased with our operating results for the first quarter, and continue to believe that we are making the necessary investments in our relationships, product portfolio, and operating infrastructure to facilitate continued progress in 2008.  We are excited about our recently announced new products that were on display at the RSNA Conference in Chicago last week. The Del Image Management System and the Apollo DRF multi-functional R/F systems were the product highlights of our booth.  We also announced our supply agreement with Analogic to sell two new digital systems.  We expect to continue to introduce a variety of new products throughout 2008.  We recognize, however, that 2008 could be a challenging year as an anticipated deceleration in overall U.S. economic growth combines with new domestic healthcare policies that could adversely affect purchasing behavior.  Still, our financial position is strong, and we believe that we have ample liquidity to pursue our strategic growth initiatives, which includes strategic acquisitions.”

ANNUAL MEETING OF SHAREHOLDERS

Del Global is scheduled to hold its Annual Meeting of Shareholders on Tuesday, February 26, 2008 at 2:00 PM Central Time.  The meeting will be held at Del Global’s corporate headquarters, 11550 West King Street, Franklin Park, IL, USA.  Investors are encouraged to read Del Global’s Proxy Statement for information related to the Annual Meeting, once the document is filed with the SEC.

INVESTOR CONFERENCE CALL

Del Global will host a conference call on Monday, December 10, 2007 at 11:00 AM Eastern Time / 10:00 AM Central Time to discuss these results.  The telephone number to join this conference call is (888) 737-9832 (Domestic) or (706) 679-0770 (International).  In addition, the conference call will be broadcast live over the Internet under the “Investor Relations” section of Del Global’s web site at www.delglobal.com; click on “Presentations & Webcasts.”  To listen to the live call on the Internet, go to the web site at least 15 minutes early to register, download and install any necessary audio software.  If you are unable to participate in the live call, the conference call will be archived and can be accessed on Del Global’s website for approximately 30 business days.

Del Global Technologies Corp.
December 7, 2007

ABOUT DEL GLOBAL TECHNOLOGIES

Del Global Technologies Corp. is primarily engaged in the design, manufacture and marketing of high performance diagnostic imaging systems for medical, dental and veterinary applications through the Del Medical Systems Group. Through its U.S. based Del Medical Imaging Corp. and Milan, Italy based Villa Sistemi Medicali S.p.A. subsidiaries the Company offers a broad portfolio of general radiographic, radiographic/fluoroscopic, portable x-ray and digital radiographic systems to the global marketplace. Through its RFI subsidiary, Del Global manufactures proprietary high-voltage power conversion subsystems including electronic filters, high voltage capacitors, pulse modulators, transformers and reactors, and a variety of other products designed for industrial, medical, military and other commercial applications.  The company’s web site is www.delglobal.com.

Statements about future results made in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on current expectations and the current economic environment.  Del Global cautions that these statements are not guarantees of future performance.  These statements involve a number of risks and uncertainties that are difficult to predict, including, but not limited to:  the ability of Del Global to implement its business plan; retention of management; changing industry and competitive conditions; obtaining anticipated operating efficiencies; securing necessary capital facilities; favorable determinations in various legal matters; market and operating risks from foreign currency exchange exposures; and favorable general economic conditions.  Actual results could differ materially from those expressed or implied in the forward-looking statements.  Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the Company's filings with the Securities and Exchange Commission.

DEL GLOBAL TECHNOLOGIES CORP.:	MEDIA RELATIONS:
James A. Risher	M. Thomas Boon
Chief Executive Officer	VP Global Sales and Marketing
(847) 288-7065	(847) 288-7023

Mark A. Zorko	THE EQUITY GROUP INC.
Chief Financial Officer	Devin Sullivan
(847) 288-7003	Senior Vice President
(212) 836-9608

Del Global Technologies Corp.
December 7, 2007

DEL GLOBAL TECHNOLOGIES CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	October 27,	October 28,
	2007	2006

Net Sales	$26,716	$19,286
Cost of Sales	20,285	15,275

Gross Margin	6,431	4,011

Selling, General and Administrative	3,740	3,342
Research and Development	481	430

Total Operating Expenses	4,221	3,772

Operating Income	2,210	239
Interest Expense	(70)	(327)
Other Income/ (Expense)	(7)	9

Income (Loss) from Continuing Operations Before Income Tax Provision	2,133	(79)
Income Tax Provision	1,026	408

Net Income (Loss)	1,107	(487)

Income (Loss) Per Common Share-Basic	$0.05	$(0.04)

Weighted Average Shares Outstanding	24,161,407	11,645,689

Income (Loss) Per Common Share-Diluted	$0.04	$(0.04)

Weighted Average Shares Outstanding	24,722,392	11,645,689

Del Global Technologies Corp.
December 7, 2007

DEL GLOBAL TECHNOLOGIES CORP. AND SUBSIDIARIES
SELECTED  BALANCE SHEET DATA
(In thousands, except per share data)
(Unaudited)

	October 27, 2007	July 28, 2007
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$5,876	$7,860
Trade receivables	22,776	21,221
Inventories	21,259	21,930
Prepaid expenses and other current assets	900	1,180
Total current assets	50,811	52,191
NON-CURRENT ASSETS:
Property plant and equipment, net	6,674	6,511
Deferred income taxes	1,050	1,011
Goodwill	6,437	6,437
Other assets	160	189
Total non-current assets	14,321	14,148
TOTAL ASSETS	$65,132	$66,339

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	1,223	1,086
Accounts payable – trade	12,430	17,125
Accrued expenses	7,803	7,432
Income taxes payable	2,692	1,570
Total current liabilities	24,148	27,213
NON-CURRENT LIABILITIES:
Long-term debt, less current portion	5,229	5,398
Deferred income taxes	292	292
Other long-term liabilities	3,285	3,240
Total non-current liabilities	8,806	8,930
Total liabilities	32,954	36,143
Total shareholders’ equity	32,178	30,196
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$65,132	$66,339